Bank Notes

PROMOTIONAL ANNOUNCEMENTS
The Palmetto Bank is proud to announce the following promotions:

H. E. (Tripp) Tuttle has been promoted to executive vice president, Palmetto Trust & Investment Group.  Tuttle joined The Palmetto Bank in 1997 and is a graduate of Presbyterian College, Cannon Graduate Trust  School and currently serves on the board of the South Carolina Trust Committee.

Matthew I. Walter has been promoted to executive vice president, Investments.  Walter joined The Palmetto Bank in 1990 and has held various investment positions including senior vice president, investment officer.  Walter received a Bachelor of Science in Finance and a Master of Business Administration from the University of South Carolina, and is a graduate of Stonier Graduate School of Banking and ABA Graduate School of Bank Investments and Financial Management.

Ana I. Miles has been promoted to senior vice president, marketing director.  She is a graduate of Keiser College,  the ABA School of Bank Marketing and has 21 years of bank marketing experience.

Lauren K. Slaughter, CPA has been promoted to senior vice president, finance and accounting. A Greenville native, she is a Clemson University graduate and has seven years experience in accounting and finance.

Lynn G. Young has been promoted to vice president, commercial lender, Greenwood.  A native of Ninety-Six,  Young is a graduate of the University of South Carolina, South Carolina Bankers School and  ABA's National Commercial Lending School.

Haley H. Jeffcoat has been promoted to assistant vice president, branch manager and loan officer, Fountain Inn.  She is a graduate of Clemson University and the South Carolina Bankers School.

James T. (Jimmy) Rambo, Jr. has been promoted to assistant vice president, commercial lender, Greenwood.  A native of Laurens, Rambo received a Bachelor of Arts degree from Wofford College and a Masters of Business Administration from the University of South Carolina.

Elizabeth L. Robertson has been promoted to assistant vice president, branch manager and loan officer, Main.  A Laurens native, Robertson is a graduate of the University of South Carolina, The Palmetto Bank's management training program, and the South Carolina Bankers School.

Dawn B. Wesson has been promoted to assistant vice president, trust officer.  A native of Clinton, Wesson is a graduate of Presbyterian College and Cannon Trust School.

NEW OFFICER APPOINTMENTS
Josephus J. Howard has been appointed assistant branch manager and loan officer, Clinton.  Howard received a Bachelor of Science degree and a Masters of Business Administration from the University of South Carolina.

Cynthia J. Jamison has been appointed marketing officer.  A graduate of Columbia College, Jamison manages The Palmetto Bank's public and media relations, as well as corporate communications.

Sara T. Loy  has been appointed assistant branch manager and loan officer, Anderson Main. An Upstate native, Loy is a graduate of Clemson University and The Palmetto Bank's management training program.

Russell G. Swift has been named commercial lender, Anderson. A native of Anderson, he received a Bachelor of Arts degree from Wofford College and a Masters of Business Administration from Clemson

FREDDIE MAC HONORS THE PALMETTO BANK FOR QUALITY SERVICING
The Palmetto Bank's Mortgage Servicing Department recently achieved Freddie Mac's prestigious 2005 Tier One performance ranking for excellence in investor reporting and default management for two or more quarters during the year.  According to Freddie Mac, one of the nation's largest investors in residential mortgages, The Palmetto Bank was one of only 84 servicing companies nationwide to meet this standard.  Nationally, approximately 1,500 lenders service Freddie-Mac owned loans.

To Our Shareholders:

We are pleased to report on the financial condition and operating results for Palmetto Bancshares, Inc. at the end of the first quarter in 2006. We have reached yet another significant milestone in our history by providing service to our Upstate community for over 100 years.  It was only last year that Palmetto Bancshares reached a milestone by exceeding $1 billion in total assets. We continue to see strong growth in total assets over the last 12 month period with an 8% increase to $1.1 billion at March 31, 2006. Total assets under management, including bank assets, trust and investment assets, and mortgage loans serviced for others increased to $1.8 billion at March 31, an increase of $134.1 million from first quarter 2005.

We can also report improved operating results in net income and earnings per share. Net income increased by 7 percent to $3.65 million over $3.41 million in the first quarter of 2005. On a diluted basis, earnings per share were up 8 percent to $0.57 compared with $0.53 per share for the quarter ended March 31, 2005. Continued good operating earnings have led to a cash dividend payment of $0.18 per share for the first quarter 2006 and an increase of $0.02 per share over the same period for 2005. Recent trades in the $36.00 per share range continue to compare favorably with results with the broad indexes for equity investments in the first quarter of 2006.

Growth in deposits, including retail repurchase agreements and commercial paper, has been exceedingly strong in the first quarter 2006. Compared with first quarter end 2005, growth of $113.8 million or 13 percent brought total deposits to a record $984.9 million at March 31, 2006.

In support of deposit gathering The Palmetto Bank has invested in a number of new programs with the purchase of Connections, a marketing database system; a sales training support program, the implementation of a monthly incentives payment system and additional marketing efforts directed to the reintroduction of several existing deposit products. We are confident that the launch of these new programs and marketing initiatives in our 100th year will ensure continued growth in core deposits for years to come.

Loan growth slowed somewhat in the first quarter due primarily to continued increases in short term interest rates by the Federal Reserve. Further increases by the Federal Reserve will be measured against the overall rate of expansion in the economy and any perceived inflationary expectations. Economic activity in the Upstate continues sound and we can expect loan demand in the coming months to reflect continued growth of the local economy.

Credit quality continues to be sound and well managed. Charge-off experience has been excellent as well as delinquencies of loans in recent months. At March 31, 2006 net loans charged-off as a percentage of average loans was .11 percent compared with ..20 percent for the same period in 2005. Credit quality continues to reflect the necessity of a strong and positive credit culture to bottom line results.

As we celebrate the 100th year in our history and growth, we are mindful of the lessons and experiences of the past. Yet, we are comfortable in the knowledge that we have assembled a staff of dedicated employees who individually and collectively understand a responsibility to shareholders, to customers, to each fellow employee and to our communities. The exceptional performance of the first quarter is a direct result of the outstanding abilities and efforts of our employees and their desire to achieve superior long term shareholder value for the company. As shareholders, we are always mindful of your concerns, and we appreciate your loyal and continued support. It was a great occasion to see many of you at the recent annual meeting. There are many events planned in the celebration of this special year for the company. We hope you feel the spirit of this special time with us.

Sincerely,

L. Leon Patterson
Chairman and Chief Executive Officer

Consolidated Balance Sheets
(in thousands, except common share data)
	March 31,
	2006	2005
	(unaudited)
ASSETS
Cash and due from banks	$46,762	36,504
Federal funds sold	29,436	1,394
Total cash and cash equivalents	76,198	37,898

Federal Home Loan Bank (FHLB) stock, at cost	3,184	4,331
Investment securities available for sale, at fair market value	124,920	138,385
Mortgage loans held for sale	2,846	5,335

Loans	860,958	802,948
Less allowance for loan losses	(8,727)	(7,838)
Loans, net	852,231	795,110

Premises and equipment, net	23,103	22,384
Accrued interest receivable	5,054	4,452
Other assets	17,569	14,709
Total assets	$1,105,105	1,022,604

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits
Noninterest-bearing	$137,060	124,251
Interest-bearing	812,000	706,922
Total deposits	949,060	831,173

Retail repurchase agreements	17,725	20,981
Commercial paper (Master notes)	18,146	18,993
Federal funds purchased	-	13,320
FHLB borrowings	23,000	52,000
Other liabilities	5,615	4,038
Total liabilities	1,013,546	940,505

Shareholders' Equity
Common stock - par value $5.00 per share; authorized 10,000,000 shares; issued and outstanding 6,350,635 and 6,313,535 at
March 31, 2006 and 2005, respectively.	31,753	31,567
Capital surplus	877	555
Retained earnings	60,039	50,324
Accumulated other comprehensive income (loss), net of tax	(1,110)	(347)
Total shareholders' equity	91,559	82,099

Total liabilities and shareholders' equity	$1,105,105	1,022,604

ASSETS UNDER MANAGEMENT
Palmetto Bancshares, Inc. less trust deposits	$1,062,653	1,009,623
Trust	284,947	252,732
Investment	156,907	145,929
Mortgage loans serviced for others	309,968	272,084
Total assets under management	$1,814,475	1,680,368

Consolidated Statements of Income
(in thousands, except share data)

	For the three months ended March 31,
	2006	2005
	(unaudited)
Interest income
Interest and fees on loans	$16,453	12,891
Interest and dividends on investment securities available for sale	1,249	1,334
Interest on federal funds sold	189	21
Dividends and interest on FHLB balances	57	43
Total interest income	17,948	14,289

Interest expense
Interest on deposits including retail repurchase agreements	5,408	3,088
Interest on securities sold under agreements to repurchase and
reverse repurchase agreements	-	-
Interest on federal funds purchased	2	25
Interest on FHLB advances	305	297
Interest on commercial paper (Master notes)	138	66
Total interest expense	5,853	3,476

Net interest income	12,095	10,813

Provision for loan losses	525	600

Net interest income after provision for loan losses	11,570	10,213

Noninterest income
Service charges on deposit accounts	2,058	1,847
Fees for trust and brokerage services	781	803
Mortgage banking income	222	282
Investment securities gains	2	54
Other	919	779
Total noninterest income	3,982	3,765

Noninterest expense
Salaries and other personnel	5,775	4,964
Occupancy	692	600
Furniture and equipment	1,006	885
Postage and supplies	456	262
Marketing and advertising	389	317
Telephone	213	183
Professional services	221	181
Other	1,393	1,458
Total noninterest expense	10,145	8,850

Net income before income taxes	5,407	5,128

Provision for income taxes	1,757	1,717

Net income	$3,650	3,411

Share Data
Net income - basic	$0.58	0.54
Net income - diluted	0.57	0.53
Cash dividends	0.18	0.16
Book value	14.42	13.00
Weighted average common shares outstanding - basic	6,343,247	6,309,527
Weighted average common shares outstanding - diluted	6,444,002	6,407,359